Exhibit B

CONFIDENTIAL – INTERNAL USE ONLY

Genesys Announces Definitive Agreement to Acquire SoundBite

Frequently Asked Questions (Master Version)

Please note: This FAQ is for informational purposes only. It does not contain promises, commitments or legal obligations of any kind. Genesys reserves the right to modify the contents of this FAQ at any time.

ALL AUDIENCES: – PRESS, ANALYSTS, CUSTOMERS, PARTNERS, EMPLOYEES

What did you announce today?

Genesys announced a definitive agreement to acquire Bedford, Mass.-based SoundBite Communications.

Who is SoundBite?

SoundBite Communications provides cloud-based proactive payment and collections, mobile marketing, and proactive customer care solutions. SoundBite is currently a publicly traded company on the NASDAQ (symbol: SDBT).

Is the deal closed?

No. Today, we are announcing a definitive agreement for Genesys to acquire SoundBite.

We expect the deal to close early in the third quarter of 2013, following the satisfaction of all closing conditions and required regulatory approvals.

What was the sale price?

The deal values SoundBite at approximately $100 million.

How much is SoundBite’s annual revenue?

SoundBite reported nearly $50 million in annual revenue in 2012, representing 15% year-over-year growth from the previous year.

With the addition of the SoundBite business, Genesys’ overall annual recurring cloud revenue is expected to exceed $135 million, further establishing it as a leading player in the cloud contact center-as-a-service market.

How many customers does SoundBite have today?

SoundBite serves 450 customers including nearly 10% of the Fortune 500. The acquisition would add to the 800 existing Genesys Angel customers, bring its total number of cloud customers to 1,250.

What markets does SoundBite target today?

The addition of SoundBite would reinforce Genesys’ already strong position in four key vertical markets: Telecom, Financial Services, Retail, and Utilities. SoundBite’s presence in these verticals is as follows:

•	7 of the 10 largest global issuing banks

•	5 of the 10 largest US telecom and media providers

•	4 of the 10 largest US retailers

•	7 of the 10 largest US utility providers

SoundBite customers are located in the North America, Western Europe, South America and Africa.

What types of solutions does SoundBite provide?

SoundBite’s business is 100% cloud-based and supports on-demand multi-tenant solutions designed for use by the enterprise business user:

•	Provides purpose-built applications for outbound collections and payment, mobile marketing, and proactive customer service

•	Solutions focused on speed of deployment and ease of use

SoundBite strengthens the range of offers that are part of the Genesys Customer Engagement Platform for its cloud-based business by:

•	Adding proactive multi/cross-channel communications across the customer lifecycle (acquire, service, extend) with the capability to perform real time closed loop engagements.

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Providing a preference management and campaign management platform, enabling organizations to capture and manage consumers stated preferences, including channel and timing, and observe behaviors to enable optimal customer communication strategies.

•	Providing mobile capabilities including self-service text messaging and mobile marketing capabilities, including mobile coupons, in-store marketing, mobile web sites, and on-package QR codes.

How many employees does SoundBite have today?

SoundBite has more than 140 employees today.

Why did Genesys acquire SoundBite?

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Extends the Genesys cloud solution set with proactive collections and payment, mobile marketing and proactive customer service – adding to the Genesys Angel cloud-based self-service and contact center offerings.

•	Supports Genesys’ strategy to reach new markets and users, including users beyond the contact center, including marketing, payment, and collections.

•	Contributes substantial cloud revenue (approximately $50 million), along with expertise and 450 customers, including nearly 50 from the Fortune 500.

•	Strengthens the range of offerings that make up the Genesys Customer Engagement Platform.

What value does Genesys bring to SoundBite?

Genesys provides SoundBite with:

1)	Instant positioning as a market leader, joining its well-established cloud-based business, which includes the Genesys Angel solutions, as well as its hosted contact center business with partners – in addition to the Genesys market-leading on-premise business worldwide.

2)	Global market-reach with the backing of a worldwide leader in contact centers and customer engagement solutions, to rapidly take its business and growth to the next level.

How does Genesys plan to integrate SoundBite in the future?

Upon closing, the SoundBite business would be integrated into the current Genesys Cloud Business Unit led by David Rennyson, and including the Genesys Angel self-service and contact center offerings.

Additionally, we have a long-standing business with cloud partners worldwide, delivering a range of hosted contact center solutions.

Will the SoundBite executive team stay with Genesys?

We are working jointly with the SoundBite executive team to determine the structure for the new business.

Will there be any disruption to SoundBite current customers because of the acquisition? Is customer support impacted?

There is not expected to be any disruption to existing SoundBite customers upon closing of the transaction and current solutions will continue to be supported under existing agreements. Quite the opposite, Genesys is making a significant investment in cloud and the acquisition would accelerate the SoundBite roadmap.

How are SoundBite solutions sold today – direct sales, channels?

SoundBite today is sold through a mix of direct sales and partner channels.

Will the existing Genesys sales force sell SoundBite’s products?

The primary sales channel for the SoundBite offer will be the Genesys Cloud Business Unit, which will include both Angel and SoundBite resources, however, this unit will collaborate with both the Genesys enterprise sales team, and also a partner network, including both those of SoundBite and Genesys.

How does the acquisition impact the current Genesys cloud offerings like the Genesys Angel solutions?

SoundBite provides an exciting new addition to our portfolio of cloud solutions, which includes the Genesys Angel solutions for self-service and contact centers.

The SoundBite acquisition will enable Genesys to offer our customers a broader range of choices for cloud solutions and extend our offerings to exciting new areas like collections, payments, mobile marketing and proactive customer service.

Will Genesys look to do similar transactions?

Genesys continues to look for both organic and inorganic opportunities to grow its presence in the market and to drive efficiency and revenue for our customers.

What brand will SoundBite use?

Initially, Genesys will utilize the SoundBite brand for products until the proper long-term branding strategy for SoundBite solutions is determined.

How many partners does SoundBite have today?

SoundBite has more than 30 key technology, referral and reseller relationships, located in the US, Canada, UK, France, Spain and South Africa.

Will Genesys keep SoundBite’s existing partner relationships upon closing?

Genesys intends to continue all existing SoundBite channel and technology relationships.

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The tender offer described in this exhibit has not yet been commenced. This exhibit is neither an offer to purchase nor a solicitation of an offer to sell shares of SoundBite. At the time the tender offer is commenced, Genesys and its new wholly owned subsidiary, Sonar Merger Sub, intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and SoundBite intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. SOUNDBITE COMMUNICATIONS, INC. STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. Stockholders of SoundBite will be able to obtain a free copy of these documents (when they become available) and other documents filed by SoundBite and Genesys with the Securities and Exchange Commission (“SEC”) at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of the tender offer documents (when they become available) from the information agent to be named in the offer to purchase or from Genesys.